Exhibit 4.4

DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock of IES Holdings, Inc. (the “Company”). The Common Stock and Rights of the Company (each as defined below) are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description does not describe every aspect of the Company’s capital stock and is subject to, and qualified in its entirety by reference to, the provisions of (i) the Company’s Second Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment thereto, and the Certificate of Designations of Series A Junior Participating Preferred Stock, and (ii) the Company’s Amended and Restated Bylaws, each as currently in effect, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K for the fiscal year ended September 30, 2021, of the Company, as well as applicable provisions of Delaware law.

Authorized Capital Stock

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Our common stockholders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

Subject to the rights of any then-outstanding shares of preferred stock, holders of Common Stock are entitled to participate in dividends declared in the discretion of the Board of Directors out of funds legally available therefor. We have never paid cash dividends on our Common Stock, and we do not anticipate paying cash dividends on our Common Stock in the foreseeable future. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors and will depend upon our operating results, financial condition, capital requirements, general business conditions and other factors that the Board of Directors deems relevant. We are also restricted under our revolving credit facility from paying cash dividends.

Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of Common Stock have no preemptive rights to purchase shares of the Company’s stock. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are fully paid and non-assessable.

The Common Stock is listed on the NASDAQ under the symbol “IESC.”

Preferred Stock

The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of our Second Amended and Restated Certificate of Incorporation, as amended, and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Directors’ authority described above may adversely affect the rights of the holders of

Common Stock. For example, preferred stock we issue may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Statutory Business Combination Provision

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person became an interested stockholder unless: (1) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (3) on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two- thirds of the outstanding voting stock that is not owned by the interested stockholder. Under Section 203, an “interested stockholder” is defined as any person who is the owner of 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation and who became the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage. We have not adopted such an amendment to our Second Amended and Restated Certificate of Incorporation, as amended, or our Amended and Restated Bylaws. As of September 30, 2021, Tontine was the controlling stockholder of our Common Stock. However, as the transaction which resulted in Tontine becoming an “interested stockholder” was approved by the Board, Tontine is exempt from application of Section 203.

Limitation on Directors’ Liability

Pursuant to our Second Amended and Restated Certificate of Incorporation, as amended, and Delaware law, our directors are not liable to the Company or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. We have entered into indemnification agreements with certain of our directors and executive officers that indemnify those persons to the fullest extent permitted by our Second Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws and the Delaware General Corporation Law. We also have obtained directors’ and officers’ liability insurance. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Supermajority Voting. Our Second Amended and Restated Certificate of Incorporation, as amended, requires the approval of the holders of at least 75% of the then-outstanding shares of our capital stock entitled to vote thereon and the approval of the holders of at least 75% of the then-outstanding shares of each class of stock voting separately as a class on, among other things, certain amendments to our Second Amended and Restated Certificate of Incorporation, as amended. Our Board of Directors may amend, alter, change or repeal our Amended and Restated Bylaws, or adopt new Bylaws by the affirmative vote of a majority of the Board of Directors at any meeting and without the assent or vote of the stockholders. The Amended and Restated Bylaws may also be altered, amended or repealed, or new Bylaws may be adopted, upon the affirmative vote of holders of at least a majority of the shares of Common Stock entitled to vote thereon.

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the Board of Directors in one or more transactions. In this regard, our Second Amended and Restated Certificate of Incorporation, as amended, grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to our Board of Directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may also have the effect of delaying, deferring or preventing a change in control of the Company. Our Board of Directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meeting of Stockholders. Our Amended and Restated Bylaws provide that special meetings of our stockholders may only be called by (1) the Chairman of the Board of Directors upon the written request of the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors or (2) upon the receipt of the written request of the holders of at least 25% of the outstanding shares of our Common Stock.

Stockholder Action by Written Consent. Our Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws generally provide that any action required or permitted by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any written consent of the stockholders.

Notice Procedures. Our Amended and Restated Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as director and amendments to our Second Amended and Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws to be brought before annual meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the annual meeting. Generally, to be timely, notice must be received at our principal executive offices not less than 80 days prior to an annual meeting (or if fewer than 90 days’ notice or prior public disclosure of the date of the annual meeting is given or made by the Company, not later than the tenth day following the date on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice must contain certain information specified in the Amended and Restated Bylaws, including a brief description of the business desired to be brought before the annual meeting and certain information concerning the stockholder submitting the proposal.

Exclusive Forum. Our Amended and Restated Bylaws provide that, unless we select or consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, be the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring a claim, including claims in the right of the Company (1) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity; or (2) as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Common Stock is American Stock Transfer & Trust Company.
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